Aetna Life Insurance and Annuity Company

                                 ENDORSEMENT

The Contract is hereby endorsed as follows:

Part III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS of this Contract is endorsed to add the following new Sections:

Section 3.16 Systematic Distribution Options:

Without further amendment of this Contract, Aetna may, from time to time, establish and make available for election by the Contract Holder, one or more Systematic Distribution Options (SDO). When an SDO election is in effect as to any Contract, automatic withdrawals will be made from the Contract. No Surrender Fees apply to such automatic withdrawals made under an SDO.

Any SDO offered by Aetna will be subject to the following criteria:

      (a) Any SDO established by Aetna will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied;

      (b) The availability of any SDO may be limited by terms and conditions applicable to the election of such SDO; and

      (c) Aetna may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any contracts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.

Section 3.17  Termination of Contract:

Following the completion of two Contract Years in which no Purchase Payments have been made, Aetna reserves the right to pay the full Surrender Value to the Contract Holder if the Current Value is less than $1,500, provided Aetna gives the Contract Holder 90 days written notice. Such Surrender Value paid may not be reinstated.

The full Surrender Value payable to the Contract Holder will not be reduced by any Surrender Fee and amounts withdrawn from the Guaranteed Interest Account
(GIA), if applicable, (see Section 3.15 added by endorsement) will not receive any reduced rate of interest. Surrenders from GIA will receive the same guaranteed effective annual yield to the date of contract termination as if amounts had remained in GIA until the end of a Guaranteed Term.

This provision does not apply for any Contract that has elected an Annuity
Option.

Endorsed and made a part of this Contract on the effective date of this Endorsement.

                                             /s/ Dan Kearney
                                             President
                                             Aetna Life Insurance and Annuity
                                             Company




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